MutualFirst Announces First Quarter 2012 Results

MUNCIE, Ind., April 20, 2012 /PRNewswire/ -- MutualFirst Financial, Inc. (NASDAQ: MFSF), the holding company of MutualBank (the "Bank"), announced today net income available to common shareholders for the first quarter ended March 31, 2012 of $1.1 million, or $.15 for basic and diluted earnings per common share. This compared to a net loss for common shareholders during the same period in 2011 of $1.1 million, or a loss of $.17 for basic and diluted earnings per common share. Annualized return on assets was .40% and return on average tangible common equity was 4.17% for the first quarter of 2012 compared to a negative .19% and a negative 4.86% respectively, for the same period of last year.

"We are pleased to report increased earnings in the first quarter of this year," said David W. Heeter, President and CEO. "It appears the economy is starting to improve and hopefully the worst of the last economic cycle is behind us. This should allow us to cautiously concentrate on the future rather than managing the challenges that have continued to depress our industry."

Financial highlights for the first quarter ended March 31, 2012 included:

  Gross loan balances increased $16.3 million in the first quarter of 2012.
  Deposits increased $23.5 million or 2.0% while borrowings decreased $14.6 million since December 31, 2011.
  Allowance for loan losses to non-performing loans as of March 31, 2012 was 56.21% compared to 52.81% as of December 31, 2011.  Allowance for loan losses to loans receivable was 1.78% as of March 31, 2012 compared to 1.83% as of December 31, 2011.
  Non-accrual loans decreased $1.4 million compared to December 31, 2011.
  Net charge offs on an annualized basis were .67% in the first quarter 2012 compared to 1.94% in the same period in 2011.
  Net interest margin was 3.03% for the first quarter 2012 compared to 3.14% for the first quarter of 2011.
  Provision for loan losses decreased $2.9 million in the first quarter of 2012 compared to the first quarter of 2011.
  Non-interest income for the quarter ended March 31, 2012 increased $281,000 compared to the first quarter 2011 due to an increase in service fee income, commission income, and gains on sale of investments.
  Non-interest expense for the first quarter 2012 was $607,000 less than the first quarter 2011.  The decrease is primarily due to lower salary and benefit expense, occupancy expense, and deposit insurance expense.
  Pretax preprovision earnings increased $531,000 in the first quarter of 2012 compared to the same period in 2011.

Balance Sheet

Assets increased $12.0 million as of March 31, 2012 compared to December 31, 2011, primarily due to the increase in gross loans by $16.3 million. The loan growth was primarily in the residential mortgage loan portfolio as mortgage refinances continued to occur at a rapid pace. The investment portfolio increased by $25.2 million in the first quarter of 2012 primarily in mortgage-backed securities. These increases were partially offset by cash and cash equivalents decreasing by $31.1 million.

Deposits increased by $23.5 million as the Bank continues to see increased activity in all of its markets for core deposit relationships. The increase in deposits has been in core transactional accounts which increased $43.6 million, partially offset by decreases in certificates of deposit of $20.1 million in the first quarter of 2012. Core transactional deposits increased to 48% of the Bank's total deposits as of March 31, 2012 compared to 45% as of December 31, 2011. The increase in deposits allowed the Bank to retire higher rate maturing debt, mainly FHLB advances, of $14.4 million in the first quarter of 2012 and fund the current loan growth.

Allowance for loan losses decreased by $181,000 to $16.6 million as of March 31, 2012. Net charge offs for the first quarter of 2012 were $1.5 million, or .67% of loans on an annualized basis, compared to $4.8 million, or 1.94% of loans on an annualized basis, for the first quarter of 2011. Classified loans also decreased $6.8 million, or 12.3% in the first quarter of 2012. The allowance for loan losses to non-performing loans as of March 31, 2012 increased to 56.21% compared to 52.81% as of December 31, 2011. The allowance for loan losses to total loans as of March 31, 2012 was 1.78%, a slight decrease from 1.83% as of March 31, 2011.

Stockholders' equity was $134.6 million at March 31, 2012, an increase of $2.0 million from December 31, 2011. The increase was a result of net income of $1.4 million and an increase in unrealized gain of $1.2 million. These increases were partially offset by dividend payments of $419,000 to common shareholders and $362,000 to preferred shareholders. The Company's tangible book value per share as of March 31, 2012 increased to $14.68 compared to $14.36 as of December 31, 2011 and tangible common equity ratio was 7.14% as of March 31, 2012 compared to 7.05% as of December 31, 2011. The Bank's risk-based capital ratio was well in excess of "well-capitalized" levels as defined by all regulatory standards as of March 31, 2012.

Heeter commented, "We were encouraged by the increase in loan demand we experienced in this quarter."

Income Statement

Net interest income before the provision for loan losses decreased $446,000 for the quarter ended March 31, 2012 compared to the same period in 2011. The decrease was a result of the decline in the net interest margin from 3.14% in the first quarter of 2011 to 3.03% in the first quarter of 2012 and the decline in average earning assets of $10.1 million. On a linked quarter basis, net interest income before the provision for loan losses decreased $186,000 as net interest margin decreased by 6 basis points; however average earning assets increased by $4.0 million.

The provision for loan losses for the first quarter of 2012 decreased to $1.4 million compared to $4.2 million during last year's comparable period. The decrease was due to managements ongoing evaluation of the adequacy of the allowance for loan losses and was impacted by a decrease in net charge offs of $1.5 million in the first quarter of 2012 compared to net charge offs of $4.8 million in the first quarter of 2011. Non-performing loans to total loans at March 31, 2012 were 3.17% compared to 3.47% at December 31, 2011. This decrease in non-performing loans was primarily in our commercial loan portfolio. Non-performing assets to total assets were 2.62% at March 31, 2012 compared to 2.75% at December 31, 2011. "We believe that our allowance for loan losses adequately reflects the risk in our portfolio as we move forward and the current risk in the economy," Heeter added.

Non-interest income for the first quarter of 2012 was $2.9 million an increase of $281,000 compared to the first quarter of 2011. Non-interest income increased as service fees on deposits accounts increased primarily due to an increase in our core deposit relationships. Wealth management and retail brokerage services increased commissions over the first quarter of 2012 compared to 2011. Gain on sale of investments also increased as a result of selling one security that appeared to be prepaying faster than an acceptable level to maintain in the investment portfolio. These increases were partially offset by an increase in losses on sale of real estate owned and repossessed assets due to a reduced valuation on an asset expected to be sold in the second quarter of 2012 and a decrease in equity value of limited partnerships due to not having one-time income in the first quarter of 2011 repeated in the 2012 first quarter. On a linked quarter basis, non-interest income declined $2.5 million primarily due to a decrease in gain on sale of loans due to a large loan sale in the fourth quarter of 2011 not repeated in the first quarter of 2012, an increase in losses on real estate owned and repossessed assets as discussed earlier, and decreases in service fee on deposit accounts due to seasonality.

Non-interest expense decreased $607,000 when comparing the first quarter of 2012 with that of 2011. This decrease was a result of a reduction in salaries and benefits of $180,000 and occupancy expense of $259,000. The reduction in salaries and benefits was a result of the lower compensation expense and reduced expense on health insurance. The reduction in occupancy expense was a result of operating one less financial center in the first quarter of 2012 compared to the first quarter of 2011 and the mild winter in the Midwest. Another decrease included a $194,000 reduction in FDIC deposit insurance primarily due to the change the FDIC made on the assessment base. On a linked quarter basis, non-interest expense decreased $584,000.

Heeter concluded, "We continue to strive to increase shareholder value through improved earnings, improved credit quality and sufficient levels of capital."

MutualFirst Financial, Inc. and MutualBank, an Indiana-based financial institution, has thirty-two full-service retail financial centers in Delaware, Elkhart, Grant, Kosciusko, Randolph, St. Joseph and Wabash Counties in Indiana. MutualBank also has two Wealth Management and Trust offices located in Carmel and Crawfordsville, Indiana and a loan origination office in New Buffalo, Michigan. MutualBank is a leading residential lender in each of the market areas it serves, and provides a full range of financial services including wealth management and trust services and Internet banking services. The Company's stock is traded on the NASDAQ National Market under the symbol "MFSF" and can be found on the internet at www.bankwithmutual.com.

Statements contained in this release, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

MUTUALFIRST Financial, Inc.

	March 31,	December 31,	March 31,
Balance Sheet (Unaudited):	2012	2011	2011
	(000)	(000)	(000)
Assets
Cash and cash equivalents	$26,572	$56,638	$78,711
Investment securities - AFS	356,118	330,878	270,081
Loans held for sale	3,043	1,441	925
Loans, gross	933,550	917,274	965,643
Allowance for loan loss	(16,634)	(16,815)	(15,797)
Net loans	916,916	900,459	949,846
Premise and equipment	31,692	32,025	32,584
FHLB of Indianapolis stock	14,391	14,391	16,682
Investment in limited partnerships	2,985	3,113	3,496
Cash surrender value of life insurance	47,363	47,023	45,916
Prepaid FDIC premium	2,528	2,821	3,730
Core deposit and other intangibles	3,112	3,373	4,224
Deferred income tax benefit	16,752	17,385	19,101
Foreclosed real estate	7,379	6,525	8,095
Other assets	10,295	11,121	13,827
Total assets	$1,439,146	$1,427,193	$1,447,218

Liabilities and Stockholders' Equity
Deposits	$1,190,099	$1,166,636	$1,174,459
FHLB advances	87,018	101,451	114,769
Other borrowings	12,213	12,410	12,981
Other liabilities	15,219	14,069	14,037
Stockholders' equity	134,597	132,627	130,972
Total liabilities and stockholders' equity	$1,439,146	$1,427,193	$1,447,218

	Three Months	Three Months	Three Months
	Ended	Ended	Ended
	March 31,	December 31,	March 31,
Income Statement (Unaudited):	2012	2011	2011
	(000)	(000)	(000)

Total interest income	$13,898	$14,614	$15,683
Total interest expense	4,029	4,559	5,368

Net interest income	9,869	10,055	10,315
Provision for loan losses	1,350	4,000	4,200
Net interest income after provision
for loan losses	8,519	6,055	6,115

Non-interest income
Fees and service charges	1,653	1,794	1,604
Net gain (loss) on sale of investments	197	209	74
Other than temporary impairment of securities	0	0	(193)
Equity in losses of limited partnerships	(120)	(128)	(34)
Commissions	1,019	857	951
Net gain (loss) on loan sales	132	2,038	92
Net servicing fees	32	219	27
Increase in cash surrender value of life insurance	341	350	351
Loss on sale of other real estate and repossessed assets	(393)	(67)	(274)
Other income	67	115	49
Total non-interest income	2,928	5,387	2,647

Non-interest expense
Salaries and benefits	5,343	5,587	5,523
Occupancy and equipment	1,204	1,108	1,463
Data processing fees	430	375	401
Professional fees	341	472	360
Marketing	353	405	300
Deposit insurance	314	321	508
Software subscriptions and maintenance	367	332	318
Intangible amortization	261	267	309
Repossessed assets expense	163	196	161
Other expenses	818	1,115	858
Total non-interest expense	9,594	10,178	10,201

Income before taxes	1,853	1,264	(1,439)
Income tax provision (benefit)	427	215	(746)
Net income	1,426	1,049	(693)
Preferred stock dividends and amortization	362	362	451
Net income available to common shareholders	$1,064	$687	(1,144)

Pretax preprovision earnings	$2,841	$4,902	$2,310

Average Balances, Net Interest Income, Yield Earned and Rates Paid

		Three			Three
		mos ended			mos ended
		3/31/2012			3/31/2011
	Average	Interest	Average	Average	Interest	Average
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Balance	Paid	Rate	Balance	Paid	Rate
	(000)	(000)		(000)	(000)
Interest-Earning Assets:
Interest -bearing deposits	$31,445	$10	0.13%	$55,070	$22	0.16%
Mortgage-backed securities:
Available-for-sale	304,969	1,984	2.60	238,927	1,733	2.90
Investment securities:
Available-for-sale	34,198	216	2.53	19,028	138	2.90
Loans receivable	919,963	11,579	5.03	985,377	13,684	5.55
Stock in FHLB of Indianapolis	14,391	109	3.03	16,682	105	2.52
Total interest-earning assets (3)	1,304,966	13,898	4.26	1,315,084	15,682	4.77
Non-interest earning assets, net of allowance
for loan losses and unrealized gain/loss	117,692			113,329
Total assets	$1,422,658			$1,428,413

Interest-Bearing Liabilities:
Demand and NOW accounts	$223,719	221	0.40	$206,344	271	0.53
Savings deposits	102,872	13	0.05	93,587	35	0.15
Money market accounts	82,605	108	0.52	65,808	122	0.74
Certificate accounts	635,918	2,884	1.81	672,028	3,830	2.28
Total deposits	1,045,114	3,226	1.23	1,037,767	4,258	1.64
Borrowings	100,681	803	3.19	130,290	1,110	3.41
Total interest-bearing accounts	1,145,795	4,029	1.41	1,168,057	5,368	1.84
Non-interest bearing deposit accounts	128,784			117,462
Other liabilities	13,846			11,884
Total liabilities	1,288,425			1,297,403
Stockholders' equity	134,233			131,010
Total liabilities and stockholders' equity	$1,422,658			$1,428,413

Net earning assets	$159,171			$147,027

Net interest income		$9,869			$10,314

Net interest rate spread			2.85%			2.93%

Net yield on average interest-earning assets			3.03%			3.14%

Average interest-earning assets to average interest-bearing liabilities
			113.89%			112.59%

	Three Months	Three Months	Three Months
	Ended	Ended	Ended
	March 31,	December 31,	March 31,
Selected Financial Ratios and Other Financial Data (Unaudited):	2012	2011	2011

Share and per share data:
Average common shares outstanding
Basic	6,928,238	6,919,543	6,893,695
Diluted	6,989,465	6,928,731	7,044,414
Per common share:
Basic earnings	$0.15	$0.10	($0.17)
Diluted earnings	$0.15	$0.10	($0.17)
Dividends	$0.06	$0.06	$0.06

Dividend payout ratio	40.00%	60.00%	-35.29%

Performance Ratios:
Return on average assets (ratio of net
income to average total assets)(1)	0.40%	0.29%	-0.19%
Return on average tangible common equity (ratio of net
income to average tangible common equity)(1)	4.17%	2.73%	-4.86%
Interest rate spread information:
Average during the period(1)	2.85%	2.91%	2.93%

Net interest margin(1)(2)	3.02%	3.09%	3.14%

Efficiency Ratio	74.97%	65.91%	78.70%

Ratio of average interest-earning
assets to average interest-bearing
liabilities	113.89%	112.64%	112.59%

Allowance for loan losses:
Balance beginning of period	$16,815	$16,481	$16,372
Charge offs:
One- to four- family	441	777	1,361
Commercial real estate	937	1,939	3,273
Consumer loans	525	490	438
Commercial business loans	4	728	0
Sub-total	1,907	3,934	5,072

Recoveries:
One- to four- family	2	37	44
Commercial real estate	193	141	0
Consumer loans	181	90	253
Commercial business loans	0	0	0
Sub-total	376	268	297

Net charge offs	1,531	3,666	4,775
Additions charged to operations	1,350	4,000	4,200
Balance end of period	$16,634	$16,815	$15,797

Net loan charge-offs to average loans (1)	0.67%	1.53%	1.94%

	March 31,	December 31,	March 31,
	2012	2011	2011

Total shares outstanding	6,988,253	6,987,586	6,985,087
Tangible book value per share	$14.68	$14.36	$13.51
Tangible common equity to tangible assets	7.14%	7.05%	6.72%

Nonperforming assets (000's)
Non-accrual loans
One- to four- family	$11,587	$10,080	$10,768
Commercial real estate	13,710	16,906	10,333
Consumer loans	2,987	2,565	2,858
Commercial business loans	986	1,160	1,032
Total non-accrual loans	29,270	30,711	24,991
Accruing loans past due 90 days or more	321	1,127	0
Total nonperforming loans	29,591	31,838	24,991
Real estate owned	7,379	6,525	8,096
Other repossessed assets	731	867	1,070
Total nonperforming assets	$37,701	$39,230	$34,157

Performing restructured loans (4)	5,353	8,402	4,829

Asset Quality Ratios:
Non-performing assets to total assets	2.62%	2.75%	2.36%
Non-performing loans to total loans	3.17%	3.47%	2.59%
Allowance for loan losses to non-performing loans	56.21%	52.81%	63.21%
Allowance for loan losses to loans receivable	1.78%	1.83%	1.64%

(1) Ratios for the three month periods have been annualized.

(2) Net interest income divided by average interest earning assets.

(3) Calculated net of deferred loan fees, loan discounts, loans in process and loss reserves.

(4) Performing restructured loans are excluded from non-performing ratios. Restructured loans that are non-accrual are in the nonaccrual loan categories.

CONTACT: Chris Cook, Senior Vice President, Treasurer and CFO of MutualFirst Financial, Inc., +1-765-747-2945